Destiny Media Technologies Inc.
1040 – 1055 West Hastings Street
Vancouver, British Columbia
V6E 2E9

Attention:	Mr. Owen L.J. Jones, Chief Executive Officer

Dear Sirs:

Re:	Destiny Media Technologies Inc. - Registration Statement
on Form SB-2 filed May 17, 2007

          We have acted as counsel to Destiny Media Technologies Inc. (the "Company"), a Colorado corporation, in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") through which up to 15,301,000 shares of the Company's common stock (the "Registered Shares"), without par value, are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on May 17, 2007.

          In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

          (a) Articles of Incorporation of the Company;

          (b) Bylaws of the Company;

          (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

          (d) The Registration Statement; and

          (e) The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

          Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are, or will be when issued upon exercise of the

Warrants in accordance with the respective terms of those instruments, including payment, duly and validly issued, fully paid and non-assessable.

          We are familiar with the General Corporation Law of the State of Colorado, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Colorado corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

LKY

cc:	United States Securities and Exchange Commission